Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                        RPR ACQUISITION SUBSIDIARY, INC.,

                             ROPER INDUSTRIES, INC.,

                                       and

                                   ZETEC, INC.

                            dated as of July 31, 2002
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                                TABLE OF CONTENTS

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1.   DEFINITIONS ........................................................................    1

2.   MERGER .............................................................................    9
           (a)  Inventory Count .........................................................    9
           (b)  Merger ..................................................................    9
           (c)  Execution of Merger .....................................................   10
           (d)  Effect of Merger ........................................................   10
           (e)  Payment of Aggregate Consideration ......................................   10
           (f)  Surrender of Certificates ...............................................   11
           (g)  The Closing .............................................................   11
           (h)  Deliveries at the Closing ...............................................   11
           (i)  Satisfaction of Denton Note .............................................   12
           (j)  Minimum Net Working Capital Adjustment ..................................   12

3.   REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANY .................   14
           (a)  Organization of the Company and its Subsidiary ..........................   14
           (b)  Authorization of Transaction ............................................   14
           (c)  Noncontravention ........................................................   14
           (d)  Title to Company Shares .................................................   15
           (e)  Capitalization; Company Shares ..........................................   15
           (f)  Redemption ..............................................................   15
           (g)  Shareholder Debt ........................................................   16
           (h)  Company Equity Securities ...............................................   16
           (a)  Financial Statements ....................................................   16
           (b)  Events Subsequent to December 31, 2001 ..................................   17
           (c)  Undisclosed Liabilities .................................................   19
           (d)  Legal Compliance ........................................................   19
           (e)  Tax Matters .............................................................   19
           (f)  Real Property ...........................................................   21
           (g)  Intellectual Property ...................................................   21
           (h)  Software ................................................................   24
           (i)  No Infringement .........................................................   25
           (j)  Tangible Assets .........................................................   26
           (k)  Inventory ...............................................................   26
           (l)  Contracts ...............................................................   26
           (m)  Notes and Accounts Receivable ...........................................   28
           (n)  Powers of Attorney ......................................................   28
           (o)  Insurance ...............................................................   28
           (p)  Litigation ..............................................................   28
           (q)  Product Warranty ........................................................   29
           (r)  Product Liability .......................................................   29


                                       1
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
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           (s)  Employees ...............................................................   29
           (t)  Employee Benefits .......................................................   30
           (u)  Guaranties ..............................................................   32
           (v)  Environment, Health, and Safety .........................................   33
           (w)  Certain Business Relationships with the Company and its Subsidiary ......   33
           (x)  Brokers .................................................................   33
           (y)  Disclosure ..............................................................   33
           (z)  Knowledge Group .........................................................   34

4.   REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER .........................   34
           (a)  Organization of the Parent and the Buyer ................................   34
           (b)  Authorization of Transaction ............................................   34
           (c)  Noncontravention ........................................................   34
           (d)  Broker's Fees ...........................................................   35
           (e)  Disclosure ..............................................................   35
           (f)  Financial Capability ....................................................   35
           (g)  Reliance ................................................................   35

5.   CONDITIONS TO OBLIGATION TO CLOSE ..................................................   35
           (a)  Conditions to Obligation of Parent and Buyer ............................   35
           (b)  Conditions to Obligation of the Company .................................   37

6.   PRE-CLOSING COVENANTS ..............................................................   38
           (a)  Access and Investigation ................................................   38
           (b)  Operation of the Businesses of the Company and its Subsidiary ...........   39
           (c)  Negative Covenant .......................................................   39
           (d)  No Merger or Solicitation ...............................................   41
           (e)  Accounting and Securities Matters .......................................   41
           (f)  Pre-Closing Funding of Pension Plan .....................................   42

7.   POST-CLOSING COVENANTS .............................................................   42
           (a)  General .................................................................   42
           (b)  Litigation Support ......................................................   42
           (c)  Transition ..............................................................   42
           (d)  Tax Matters .............................................................   43
           (e)  Company Charter Provisions ..............................................   44

8.   REMEDIES FOR BREACHES OF THIS AGREEMENT ............................................   44
           (a)  Survival of Representations and Warranties ..............................   44
           (b)  Indemnification Provisions Relating to Section 3.A Representations
                for Benefit of the Parent and the Surviving Corporation .................   44
           (c)  Indemnification Provisions Relating to Section 3.B Representations
                and Covenants for Benefit of the Parent and the Surviving Corporation ...   45
           (d)  Escrow ..................................................................   46
           (e)  Indemnification Provisions for Benefit of the Stockholders ..............   46
           (f)  Matters Involving Third Parties .........................................   47


                                       2
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
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           (g)  Determination of Adverse Consequences ...................................   48
           (h)  Post-Closing ............................................................   48

9.   TERMINATION ........................................................................   48
           (a)  Termination Events ......................................................   48
           (b)  Effect of Termination ...................................................   49

10.  MISCELLANEOUS ......................................................................   49
           (a)  Press Releases and Public Announcements .................................   49
           (b)  No Third-Party Beneficiaries ............................................   49
           (c)  Entire Agreement ........................................................   49
           (d)  Succession and Assignment ...............................................   49
           (e)  Counterparts ............................................................   49
           (f)  Headings ................................................................   50
           (g)  Notices .................................................................   50
           (h)  Governing Law ...........................................................   51
           (i)  Amendments and Waivers ..................................................   51
           (j)  Severability ............................................................   51
           (k)  Expenses ................................................................   51
           (l)  Construction ............................................................   52
           (m)  Incorporation of Exhibits and Schedules .................................   52
           (n)  Specific Performance ....................................................   52
           (o)  Submission to Jurisdiction ..............................................   52
           (p)  Arbitration .............................................................   53

Table of Exhibits:

Exhibit A--Form of Escrow, Release, and Indemnification Agreement

Exhibit B--Required Consents

Exhibit C--Clyde Denton Consent, Termination, and Release Agreement

Exhibit D--Form of Noncompetition and Assignment of Inventions Agreement

Exhibit E--Form of Opinion of Riddell Williams P.S.

Exhibit F--Form of Opinion of Powell, Goldstein, Frazer & Murphy LLP

                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") is entered into on _______, 2002, by and among RPR ACQUISITION SUBSIDIARY, INC., a Delaware corporation (the "Buyer"), ROPER INDUSTRIES, INC., a Delaware corporation and parent of Buyer ("Parent"), and ZETEC, INC., a Washington corporation (the "Company"). The Buyer, Parent, and the Company are referred to collectively herein as the "Parties". As a condition to closing, the Stockholders shall approve this Agreement pursuant to the provisions of the Escrow, Release, and Indemnification Agreement.

      The Company, through itself and its wholly-owned subsidiary, Zetec Foreign Sales Corporation, is in the business of the design, manufacture, and assembly of eddy current instruments, software, probes, and accessories, and providing field, application, product support, and training services in eddy current testing and technology.

      This Agreement contemplates a transaction in which the Buyer shall merge with the Company, with the Company being the surviving corporation, and in connection therewith, the Stockholders will receive consideration in the form of cash.

      Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.    DEFINITIONS.

      "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

      "Affiliated Group" means any affiliated group within the meaning of Code
Section 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law).

      "Aggregate Consideration" has the meaning set forth in Section 2(d)(i) below.

      "Applicable Rate" means the corporate base rate of interest announced from time to time by Bank One, NA.

      "Business" means the business conducted by the Company and its Subsidiary prior to and as of the Closing Date, which is the business of the design, manufacture, and assembly of eddy current instruments, software, probes, and accessories, and providing field, application, product support, and training services in eddy current testing and technology.

      "Buyer" has the meaning set forth in the preface above.

      "Buyer's Advisors" has the meaning set forth in Section 6(a)(i) below.

      "Capital Expenditures Budget" has the meaning set forth in Section 3.B(b)(v) below.

      "Certificates" has the meaning set forth in Section 2(f) below.

      "Closing" has the meaning set forth in Section 2(g) below.

      "Closing Date" has the meaning set forth in Section 2(g) below.

      "Closing Date Balance Sheet" has the meaning set forth in Section 2(j)(iii) below.

      "COBRA" has the meaning set forth in Section 3.B(t)(x) below.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" has the meaning set forth in the preface above.

      "Company Disclosure Schedule" has the meaning set forth in Section 3.A below.

      "Company Plans" has the meaning set forth in Section 3.B(t)(ii) below.

      "Company Shares" means the shares of the common stock, par value $0.01 per share, of the Company.

      "Compensation Memo" has the meaning set forth in Section 3.B(b)(xv) below.

      "Confidential Information" means: (a) confidential data and confidential information relating to the business of any Party (the "Protected Party") which is or has been disclosed to another Party (the "Recipient") or of which the Recipient became aware as a consequence of or through its relationship with the Protected Party and which has value to the Protected Party and is not generally known to its competitors and which is designated by the Protected Party as confidential or otherwise restricted; and (b) information of the Protected Party, without regard to form, including, but not limited to, Intellectual Property, technical or nontechnical data, algorithms, formulas, patents, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (v) has been voluntarily disclosed to the public by the Protected Party, (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain through lawful means, (y) was already known by Recipient prior to such disclosure (as evidenced by written documentation) or was lawfully and rightfully disclosed to Recipient by another Person, or (z) that is required to be disclosed by law or order without the availability of applicable protective orders or treatment.

      "Delaware Act" means the General Corporation Law of the State of Delaware, as amended.

      "Denton Agreements" means each of (i) that certain Stock Redemption Agreement by and among Clyde Denton, the Company, and the then-existing stockholders of the Company and their respective spouses, dated as of January 29, 1997; (ii) that certain Promissory Note in the original principal amount of thirty nine million two hundred sixty thousand and six hundred thirty five dollars ($39,260,635.00), dated as of January 29, 1997, by the Company in favor of Clyde Denton; (iii) that certain Guaranty Agreement by the then-existing stockholders of the Company and their respective spouses, in favor of Clyde Denton, dated as of January 29, 1997; (iv) that certain Pledge Agreement by the Company and the then-existing stockholders of the Company and their respective spouses, in favor of Clyde Denton, dated as of January 29, 1997; (v) that certain Notice and Instructions to Pledgeholder, by and among the Company, the then-existing stockholders of the Company and their respective spouses, Clyde Denton, and Garvey, Schubert & Barer, dated as of January 29, 1997; (vi) that certain Release and Indemnification Agreement by the Company, the then-existing stockholders of the Company and their respective Spouses, in favor of Clyde Denton, dated as of January 29, 1997; and (vii) the Shareholder Agreement.

      "Denton Note" means that certain Promissory Note in the original principal amount of thirty nine million two hundred sixty thousand and six hundred thirty five dollars ($39,260,635.00), dated as of January 29, 1997, by the Company in favor of Clyde Denton, as secured pursuant to (i) that certain Guaranty Agreement by the then-existing stockholders of the Company and their respective spouses, in favor of Clyde Denton, dated as of January 29, 1997, and (ii) that certain Pledge Agreement by the Company and the then-existing stockholders of the Company and their respective spouses in favor of Clyde Denton, dated as of January 29, 1997.

      "Denton Payoff" has the meaning set forth in Section 2(i) below.

      "Effective Date" means the date specified in the Articles of Merger as the effective date of the consummation of the Merger, as set forth in Section 2.

      "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement, including any Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement, including any Employee Pension Benefit Plan,
(iii) qualified defined benefit retirement plan or arrangement, including any Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) employee welfare benefit plan, including any Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)), (v) fringe benefit plan or program, and (vi) each employment, severance, salary continuation or other contract, incentive plan, insurance plan arrangement, bonus plan and any equity plan or arrangement without regard to whether such plan, arrangement, program or contract exists under US or any similar non-US law, rule or regulation.

      "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other US and non-US laws (including rules, regulations, state law rulings, codes, plans, permits, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances in ambient air, surface water, drinking water, wetlands, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Fund" shall have the meaning defined in the Escrow Agreement.

      "Escrow Agent" means SunTrust Bank, N.A.

      "Escrow Agreement" means the Escrow, Release, and Indemnification Agreement dated the Closing Date, entered into among the Parent, the Buyer, the Company, the Stockholders, the respective spouses of the Stockholders, and the Escrow Agent with respect to the indemnification obligations of the Stockholders and the Company under Section 8 of this Agreement, and pursuant to which the Stockholders and their respective spouses will agree to be bound by the terms of this Agreement, the form of which is set forth as Exhibit A.

      "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended, and any counterpart or similar non-US law.

      "Fiduciary" has the meaning set forth in ERISA Section 3(21).

      "Final Adjustment Schedule" has the meaning set forth in Section 2(j)(iii) below.

      "Financial Statements" has the meaning set forth in Section 3.B(a) below.

      "Founders" shall mean each of Edward McKee, Alfred Lucero and Lloyd Lamb.

      "GAAP" means United States generally accepted accounting principles as in effect as of the date hereof.

      "Hazardous Substance" means any substance regulated under or defined by Environmental, Health, and Safety Laws, including, but not limited to, any pollutant, contaminant, hazardous substance, hazardous constituent, hazardous waste, special waste, solid waste, industrial waste, petroleum derived substance or waste, or toxic substance.

      "Indebtedness" means (i) all indebtedness for borrowed money or for the deferred purchase price of property, including the current portion of such indebtedness, and (ii) all obligations evidenced by notes, bonds, debentures or similar instruments.

      "Indemnified Party" has the meaning set forth in Section 8(f)(i) below.

      "Indemnifying Party" has the meaning set forth in Section 8(f)(i) below.

      "Intellectual Property" means, with respect to the Company and the
Business:

            (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all US and non-US patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisionals, continuations-in-part, revisions, extensions, and reexaminations thereof;

            (b) all US and non-US trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

            (c) all copyrightable works, all US and non-US copyrights, and all applications, registrations, and renewals in connection therewith;

            (d) all mask works and all applications, registrations, and renewals in connection therewith;

            (e) all trade secrets and confidential business information (including without limitation ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

            (f) all other proprietary rights;

            (g) all Owned Software and all Licensed Software;

            (h) all right, title, and interest in and to the name "Zetec";

            (i) all right, title, and interest in and to the world wide web internet domain name "www.zetec.com", and each other world wide web internet domain name owned by the Company, and each other world wide web internet domain name used in the Business; and

            (j) with respect to each of the foregoing, all copies and tangible embodiments thereof (in whatever form or medium).

      "Inventory Count" has the meaning set forth in Section 2(a) below.

      "Knowledge of the Company" means the actual knowledge as of the date of this Agreement of the Stockholders listed in Section 3.B(z) of the Company Disclosure Schedule, together with such knowledge as they would reasonably be expected to have as a result of their positions with the Company.

      "Leased Real Property" has the meaning set forth in Section 3.B(f)(ii) below.

      "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licensed Software" has the meaning set forth in Section 3.B(h)(i) below.

      "Lucero Compensation Agreement" means that certain Compensation Agreement by and between the Company and Alfred Lucero dated as of January 29, 1997.

      "Marlow Agreement" means that certain Consulting Agreement between Zetec, Inc. and Richard E. Marlow dated October 1, 1998.

      "McKee Compensation Agreement" means that certain Compensation Agreement by and between the Company and Edward McKee dated as of January 29, 1997.

      "Merger" has the meaning set forth in Section 2(b) below.

      "Merger Consideration" has the meaning set forth in Section 2(d)(i) below.

      "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

      "Net Working Capital" means the excess of total current assets, including without limitation cash, accounts receivable, net inventories (calculated in a first-in, first-out basis), prepaid expenses, and other current assets, less total current liabilities (including without limitation accounts payable), year-to-date accruals of the type included in the Company's 2001 audited financial statements (including but not limited to Liability for claims under the Company's self-insurance arrangements, accrued employee bonus payments, accrued benefits and accrued profit sharing payments), accrued liabilities, and deferred rent expense (but excluding liabilities to the extent reflected in amounts payable under Section 2(e)(ii) of this Agreement), in each case determined in accordance with GAAP. To the extent that the Denton Payoff exceeds thirty million three hundred thousand dollars ($30,300,000.00), such excess shall be a reduction in Net Working Capital, and to the extent that the Denton Payoff is less than thirty million three hundred thousand dollars ($30,300,000.00), such amount shall be an increase in Net Working Capital. All accounting entries will be made regardless of their amount and all detected errors and omissions will be corrected regardless of their materiality.

      "Noncompetition and Assignment of Inventions Agreement" shall mean those Noncompetition and Assignment of Inventions Agreements, the form of which is attached hereto as Exhibit D.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Owned Software" has the meaning set forth in Section 3.B(h)(i) below.

      "Party" has the meaning set forth in the preface above.

      "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "Process Agent" has the meaning set forth in Section 10(o) below.

      "Product Warranty Claims" means claims of the customers of the Company and its Subsidiary and/or users made at any time following Closing in the Ordinary Course of Business with respect to products sold, manufactured, leased or delivered by the Company and its Subsidiary on or prior to the Closing Date, which (i) are based solely on the Company's written product warranties disclosed to Buyer, or with respect to Probes, consistent with the Ordinary Course of Business, and (ii) are only for repair or replacement remedies.

      "Prohibited Transaction" has the meaning set forth in Section 3.B(t)(ix)(B) below.

      "Purchase Price Adjustment" has the meaning set forth in Section 2(j)(i) below.

      "Redemptions" has the meaning set forth in Section 3.A(f) below.

      "Related Person" means with respect to a particular individual: (a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, manager, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, manager, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
(F) any Related Person of any individual described in clause (B) or (C).

      For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

      "Requisite Shareholder Vote" has the meaning set forth in Section 3.A(b) below.

      "R&W Insurance Policy" means that certain Representations and Warranties Insurance Policy by Gulf Underwriters Insurance Company in the form previously approved by the Parties, to be issued at Closing in favor of the Parent, the subsidiaries and affiliates of the Parent, the Company, the Surviving Corporation, and each of their respective current and former officers and directors.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens incurred in the Ordinary Course of Business not yet due and payable, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Severally" means each Stockholder is liable alone for his or her own share of a claim, proportionate to that Stockholder's percentage ownership of the Company Shares as reflected in Section 3.A(e) of the Company Disclosure Schedule.

      "Shareholder Agreement" means that certain Shareholder Agreement by and among the Company and the then-existing stockholders of the Company and their respective spouses, dated as of January 29, 1997, as amended.

      "Software" has the meaning set forth in Section 3.B(h)(i) below.

      "Stockholder Representatives" means the individuals (and their successors) specified in the Escrow, Release, and Indemnification Agreement as the Stockholder Representatives, who have been appointed by the Stockholders for the purpose of acting on behalf of the Stockholders with respect to the transactions contemplated by this Agreement, including without limitation acting as transfer agent for the Company Shares, administering the Aggregate Consideration, as adjusted, as set forth in Section 2 below, and making decisions with respect to indemnity claims and amendments to this Agreement, the Escrow, Release, and Indemnification Agreement, or any ancillary agreements.

      "Stockholders" means each of Michael Collins, an individual resident of the State of Washington; Gregory Colvin, an individual resident of the State of Washington; James Cox, an individual resident of the State of Washington; Dan Dahl, an individual resident of the State of Washington; Neal Farenbaugh, an individual resident of the State of Washington; Charles Handy, an individual resident of the State of Washington; Douglas Handy, an individual resident of the State of Washington; Howard E. Houserman, an individual resident of the State of Washington; Scott Hower, an individual resident of the State of Washington; Robert Jones, an individual resident of the State of Washington; Becky Lichtenhagen, an individual resident of the State of Washington; Alfred L. Lucero, an individual resident of the State of Washington; Edward Owens McKee, an individual resident of the State of Washington; Thomas O'Dell, an individual resident of the State of Washington; Beth A. Taylor, an individual resident of the State of Washington; Michael Trask, an individual resident of the State of Washington; Robert Vollmer, an individual resident of the State of Washington; Stephen H. Von Fuchs, an individual resident of the State of Washington; and Richard Warlick, an individual resident of the State of Washington.

      "Subsidiary" means any corporation, limited partnership, limited liability company, or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock, units or other equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, and means specifically, with respect to the Company, Zetec Foreign Sales Corporation, a corporation organized under the laws of Barbados.

      "Surviving Corporation" has the meaning set forth in Section 2(b) below.

      "Takeover Proposal" means any written inquiry, proposal or offer from any Person relating to (A) any direct or indirect acquisition or purchase of (i) the assets of the Company or its Subsidiary outside of the Ordinary Course of Business, or (ii) any securities of the Company or its Subsidiary, or (B) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or its Subsidiary (other than the transactions contemplated by this Agreement).

      "Tax" means any federal, state, local, or foreign income, built-in gains (within the meaning of Code Section 1374 or any comparable foreign, state or local provisions), gross receipts, excess net passive income (within the meaning of Code Section 1375 or any comparable foreign, state or local provisions), license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, retailer's occupation taxes and other taxes commonly understood to be sales or use taxes, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Third Party Claim" has the meaning set forth in Section 8(f)(i) below.

      "Undisclosed Liabilities" has the meaning set forth in Section 3.B(c) below.

      "Washington Act" means the Washington Business Corporation Act, as amended.

2.    MERGER.

            (a) Inventory Count.

            Not earlier than three (3) days prior to the Closing Date, the Company, at its expense, shall conduct a physical inventory count of the inventory of the Company and its Subsidiary (the "Inventory Count"), which Inventory Count shall be completed prior to the Closing. The Parent and the Buyer shall have the right to observe the Inventory Count.

            (b) Merger.

            At the Effective Date and subject to the terms and conditions of this Agreement, Buyer shall be merged with and into the Company (the "Merger"), in accordance with the relevant provisions of the Washington Act and the Delaware Act, the separate corporate existence of the Buyer shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall otherwise have the effect set forth in the Washington Act.

            (c) Execution of Merger.

            At the Closing, the Parties shall cause articles of merger to be delivered to the Secretary of State of Washington and the Secretary of State of Delaware executed in accordance with relevant provisions of the Washington Act and the Delaware Act for filing thereby. Each such articles of merger shall specify that the merger shall be effective as of the Effective Date, and that the Articles of Incorporation of the Company shall be amended and restated in its entirety to effect the replacement of the terms of the Articles of Incorporation of the Company with those of the Certificate of Incorporation of the Buyer, and such Amended and Restated Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that the name of the Surviving Corporation shall be Zetec, Inc. The bylaws of the Buyer as in effect immediately prior to the Closing Date, shall be the bylaws of the Surviving Corporation. As of Closing, the officers and directors of the Surviving Corporation shall be as set forth on Section 2(c) of the Company Disclosure Schedule, in each case, until their respective successors are duly elected and qualified. Upon request of the Surviving Corporation, the directors and officers of the Zetec Foreign Sales Corporation will resign.

            (d) Effect of Merger.

            At the Closing, by virtue of the Merger and without any action on the part of the holders thereof:

                  (i) all of the Company Shares shall be canceled and converted into, and represent the right to receive in the manner provided in
            Section 2(e) below, the aggregate of Twenty Five Million Eight Hundred Ninety-Four Thousand Three Hundred Forty-Five Dollars ($25,894,345.00) (the "Aggregate Consideration, subject to post-Closing adjustment as provided in Section 2(j) below (the net amount referred to as the "Merger Consideration");

                  (ii) each share of capital stock of the Company that is held in the treasury of the Company, if any, shall be cancelled and retired and cease to exist and no consideration shall be issued in exchange therefor; and

                  (iii) each issued and outstanding share of capital stock of
            Buyer shall be converted into and become one fully paid and non-assessable share of capital stock of the Surviving Corporation.

            (e) Payment of Aggregate Consideration.

            At the Closing Date, the Aggregate Consideration shall be paid and allocated as follows:

                  (i) Five Million Eight Hundred Thousand Dollars
            ($5,800,000.00) shall be paid to the Escrow Agent, to be held and disbursed as provided in Section 8 below and the Escrow Agreement;

                  (ii) Six Hundred Thousand Dollars ($600,000.00), which
            represents the fees and expenses of the Stockholders' advisors, as contemplated in Section 10(k) of this Agreement, shall be paid as directed by the Stockholder Representatives;

                  (iii) the balance of the Aggregate Consideration shall be paid to such accounts as may be designated in writing to the Buyer by the Stockholder Representatives at least two business days prior to the Closing Date, by wire transfer or other immediately available funds, which amount shall be paid to the Stockholders pro rata based upon the number of Company Shares held by each Stockholder as set forth in Section 3.A(e) of the Company Disclosure Schedule.

            (f) Surrender of Certificates.

            Pursuant to the Escrow Agreement, the Stockholders shall appoint the Stockholder Representatives as transfer agent for the purpose of surrendering certificates representing the Company Shares for each Stockholder's portion of the Aggregate Consideration, as set forth in Section 2(e) above. At the Closing, each Stockholder shall deliver an executed assignment separate from certificate, in a form reasonably satisfactory to the Parent, together with those original certificates that immediately prior to the Closing represented the Company Shares held by the Stockholders, or a duly executed affidavit of lost certificate and indemnity for any Certificate which has been lost, stolen, seized or destroyed (the "Certificates"), to Parent. Upon the surrender of Certificates to Parent, the Stockholders shall be entitled to receive in exchange therefor the Aggregate Consideration in accordance with Section 2(e)(iii) and the Certificates so surrendered shall be forthwith cancelled.

            (g) The Closing.

            The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Riddell Williams P.S. at 10:00 a.m., on July 31, 2002, to be effective as of the commencement of business on August 1, 2002, or such other date and time, or in such other manner, as the Parties may agree (the "Closing Date").

            (h) Deliveries at the Closing.

            At the Closing, the Company and the Stockholders will deliver to the Parent and the Buyer the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Parent and the Buyer will deliver to the Company and the Stockholder Representatives the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Company and the Stockholders will execute, acknowledge (if appropriate), and deliver to the Parent and the Buyer such documents as the Parent, the Buyer and their counsel may reasonably request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Company such documents as the Company and the Stockholder Representatives and their counsel reasonably may request; and (v) the Buyer will deliver to the Stockholders, and others specified in Section 2(e), the Aggregate Consideration.

            (i) Satisfaction of Denton Note.

            Prior to the Closing, the Company shall obtain from Clyde Denton a payoff letter, indicating the amount of principal and accrued interest unpaid as of the Closing Date in respect to the Denton Note, which payoff letter shall indicate that upon wire transfer of such amount to an account designated by Denton, the Denton Note shall be paid and satisfied fully and all obligations under the Denton Agreements shall be terminated and satisfied (the "Denton Payoff"). During the Closing: the Parties shall deliver the documents and instruments described in Paragraph (b) above; the Parent shall make a capital contribution to the Surviving Corporation in an amount equal to the Denton Payoff; and the Surviving Corporation shall pay the amount of the Denton Payoff to Clyde Denton.

            (j) Minimum Net Working Capital Adjustment.

                  (i) The Aggregate Consideration shall be increased or reduced, as the case may be, on a dollar-for-dollar basis to the extent that the Net Working Capital of the Company as of the close of business on the Closing Date is greater or less than Twelve Million Five Hundred Thousand Dollars ($12,500,000.00). Any decrease or increase in the Aggregate Consideration pursuant to this Section 2(j) shall be referred to as a "Purchase Price Adjustment".

                  (ii) As part of the calculation of Net Working Capital, the
            Company shall be credited with any funds received as a result of any refund from the purchase or extension of any insurance policies that are terminated on or after Closing. The Company will endeavor in good faith to complete an inventory count and valuation as of June 30, 2002 and the Parent will reasonably cooperate in an effort to agree with the Company prior to the Closing with respect to a valuation methodology and range in accordance with GAAP that would be applicable to the inventory count and valuation as of June 30, 2002, and to the inventory count and valuation that will occur as of the Closing Date in connection with the Closing Date Balance Sheet and the Final Adjustment Schedule. Failure to agree on a valuation methodology and range prior to Closing shall in no event delay the Closing or give rise to a claim of breach of this Agreement.

                  (iii) No later than forty five (45) days after the Closing
            Date, the Parent shall deliver to the Stockholder Representatives
            (i) a balance sheet and a statement of operations of the Company for the period ended as of the close of business on the Closing Date, prepared in accordance with GAAP (the "Closing Date Balance Sheet"), and (ii) a separate statement calculating Net Working Capital of the Company as of the close of business on the Closing Date, based on the Closing Date Balance Sheet, showing any calculations with respect to any necessary Purchase Price Adjustment, prepared in accordance with GAAP (the "Final Adjustment Schedule"). The Stockholder Representatives shall have the right to examine and make copies of the work papers and such other documents that are generated or reviewed by the Parent in connection with the preparation of the Closing Date Balance Sheet and the Final Adjustment Schedule.

                  (iv) The Stockholder Representatives shall, within forty-five
            (45) days following their receipt of the Closing Date Balance Sheet and the Final Adjustment Schedule, accept or reject the Purchase Price Adjustment submitted by the Parent. If the Stockholder Representatives disagree with such calculation, they shall give written notice to the Parent of such disagreement and any reason therefor within such forty-five (45) day period. Should the Stockholder Representatives fail to notify the Parent of a disagreement within such forty-five (45) day period, the Stockholders shall be deemed to agree with the Parent's calculation. Any disagreement with respect to the determination of any Purchase Price Adjustment shall be resolved in the manner set forth in
            Section 10(p) below, except that the arbitrator shall be a certified public accountant at Ernst & Young, selected by the manager of the Seattle office of that firm. The arbitrator shall issue its report as to the Net Working Capital as of the close of business on the Closing Date, and the determination of the Purchase Price Adjustment reflected in the Final Adjustment Schedule within sixty (60) days after such dispute is referred to such arbitrator. The Stockholder Representatives (on behalf of the Stockholders) on the one hand, and the Parent on the other hand, shall bear all costs and expenses incurred by it in connection with such arbitration, except that (1) the costs and expenses of the Stockholder Representatives shall be paid from the Escrow Fund, and (2) the fees and expenses of the arbitrator hereunder shall be borne by the Stockholder Representatives (on behalf of the Stockholders) and the Parent in such proportion as such arbitrator shall determine based on the relative merit of the position of the parties. This provision for arbitration shall be specifically enforceable by the Parties and the decision of such arbitrator in accordance with the provisions hereof shall be final and binding with respect to the matters so arbitrated and there shall be no right of appeal therefrom.

                  (v) If, based on the Final Adjustment Schedule as finally
            determined pursuant to this Section 2(j), (i) the Net Working Capital of the Company as of the close of business on the Closing Date is less than Twelve Million Five Hundred Thousand Dollars ($12,500,000.00), the Stockholders Severally, coordinated by the Stockholder Representatives, shall pay and deliver to the Parent an amount equal to such deficit, or (ii) the Net Working Capital of the Company as of the close of business on the Closing Date is greater than Twelve Million Five Hundred Thousand Dollars ($12,500,000.00), the Parent shall pay to the Stockholders, by and through the Stockholder Representatives, an amount equal to such excess for distribution to the Stockholders in accordance with the percentages specified in Section 3.A(e) of the Company Disclosure Schedule, after payment or reserves for payment of fees and expenses of Stockholder Advisors. Final amounts due hereunder shall be paid no later than five (5) business days following the Stockholder Representatives' agreement with the Parent's calculation of the Purchase Price Adjustment, or in the event of a disagreement, following the resolution of such disagreement by written agreement of the Parent and the Stockholder Representatives, or the determination of the Arbitrator pursuant to Section 2(j)(iii) above.

3.    REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS AND THE COMPANY.

      A. Fundamental Representations of the Stockholders. The Stockholders Severally represent and warrant to the Parent and the Buyer that the statements contained in this Section 3.A (the "Section 3.A Representations") are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date, except: as specified to the contrary in the corresponding paragraph of the disclosure schedule prepared by the Company accompanying this Agreement and initialed by the Stockholder Representatives and the Buyer (the "Company Disclosure Schedule"). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.A.

            (a) Organization of the Company and its Subsidiary.

                  (i) The Company is a corporation duly organized, validly
            existing, and in good standing under the laws of the State of Washington and is duly qualified to conduct business in the jurisdictions set forth on Section 3.A(a)(i) of the Company Disclosure Schedule.

                  (ii) Zetec Foreign Sales Corporation is a Subsidiary of the
            Company, and is a corporation duly organized, validly existing, and in good standing under the laws of Barbados. The Company is the sole record and beneficial owner of the capital stock of Zetec Foreign Sales Corporation. Zetec Foreign Sales Corporation has nominal assets, no liabilities and has not engaged in any business activity since January of 2001.

            (b) Authorization of Transaction.

            The Board of Directors of the Company has approved this Agreement and recommended its approval by the Stockholders. The Company has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, subject to obtaining the approval of the stockholders by the affirmative vote of at least two-thirds (66 2/3%) of the issued and outstanding shares of the Company's stock at a shareholders meeting to be held prior to the Closing (the "Requisite Stockholder Vote"), and the satisfaction of or waiver of each of the Conditions to Closing, including the execution of the Escrow Agreement by each of the Stockholders prior to Closing. Each Stockholder has the full legal capacity and authority to enter into and carry out the transactions contemplated by this Agreement. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

            (c) Noncontravention.

                  (i) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company, its Subsidiary, or the Stockholders is subject or any provision of the articles of incorporation or the bylaws of the Company or its Subsidiary.

                  (ii) No Stockholder or other Person has notified any member of the Board of Directors of the Company of any intention to exercise any of his or her right to dissent to the Merger or any of the other transactions contemplated by this Agreement under the Washington Act.

                  (iii) Neither the Company, its Subsidiary, nor the
            Stockholders need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the merger to be effective, except that the parties have mutually agreed that no filing under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (15 USC ss.18a) is required in this transaction.

            (d) Title to Company Shares.

            The Stockholders have good title to the Company Shares. Upon the payment of the Denton Note pursuant to Section 2(i) and the termination of the Shareholder Agreement pursuant to the Escrow Agreement, both of which will occur as a condition to Closing, the Stockholders will have the right to convey the Company Shares to the Buyer. Upon the transfer of the Company Shares to the Buyer, the Stockholders will have conveyed, good title and interest in and to the Company Shares free and clear of all Security Interests.

            (e) Capitalization; Company Shares.

            Section 3.A(e) of the Company Disclosure Schedule sets forth the number of authorized, issued, and outstanding equity securities of each of the Company and its Subsidiary, and indicates the record legal owners of such securities. The equity securities of each of the Company and its Subsidiary set forth on Section 3.A(e) of the Company Disclosure Schedule constitute all of the issued and outstanding capital stock of the Company and its Subsidiary, are validly issued, fully paid and non-assessable and owned, legally and of record, by the stockholders set forth on Section 3.A(e) of the Company Disclosure Schedule, and none of such equity securities are subject to, nor have any been issued in violation of, pre-emptive, rights of first offer, or similar rights, whether arising under the articles of incorporation or bylaws of the Company, or by contract.

            (f) Redemption.

            The Company has previously redeemed shares from certain of its former shareholders listed on the Company Disclosure Schedule (the "Redemptions"). Each of those Redemptions was valid and effective to fully redeem the Company Shares previously held by the former shareholders, none of whom currently hold any Company Shares.

            (g) Shareholder Debt.

            Except for the Denton Note, neither the Company nor its Subsidiary is the maker or obligor in respect to any Indebtedness owed to any current or former stockholder or other equity interest holder of the Company or its Subsidiary. Except for amounts due under the Denton Note, none of the Company, or any of the current officers or directors of the Company, have any Liabilities or obligations to Clyde Denton relating to the business of the Company.

            (h) Company Equity Securities.

            All issuances, sales and repurchases by the Company of equity interests in the Company and its Subsidiary have been effected in compliance with all applicable laws, including, without limitation, applicable federal and state securities laws. The Stock Ledgers and other corporate records of the Company dated January 29, 1997 or later contain a complete and correct record of all issuances and transfers of equity interests in the Company. No options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company and its Subsidiary, contingent or otherwise, to issue or sell any shares of its common stock or any securities convertible into or exchangeable for any such shares or any other securities, are outstanding, and no authorizations therefor have been given. The Company has no Liability arising out of the issuance, sale, transfer or redemption of shares of capital stock of the Company.

      B. Representations of the Company. The Company hereby represents and warrants that the statements contained in this Section 3.B (the "Section 3.B Representations") are true, correct and complete as of the date hereof, and will be true, correct, and complete as of the Closing Date, except (1) as specified to the contrary in the corresponding paragraph of the Company Disclosure Schedule, or (2) as specified in any Updated Disclosure provided in accordance with Section 3.C below.

            (a) Financial Statements.

            Attached as Section 3.B(a) of the Company Disclosure Schedule are audited consolidated balance sheets and related consolidated statements of income and retained earnings, comprehensive income and cash flow of the Company and its Subsidiary as of December 31, 2001, and unaudited interim consolidated balance sheets and related consolidated statements of income and retained earnings, comprehensive income and cash flow of the Company and its Subsidiary through May 31, 2002 (the "Financial Statements").

                  (i) Each of the Financial Statements is true, correct,
            complete and consistent with the books and records of the Company. Each of the Financial Statements has been prepared in conformity with GAAP and, to the extent in compliance with GAAP, on a consistent basis throughout the periods covered thereby and presents fairly the financial condition and results of operations and cash flows of the Company and its Subsidiary at the dates and for the periods specified, subject, in the case of unaudited financial statements, to the absence of notes and the absence of normal recurring year-end adjustments and procedures (none of which are inconsistent with past practice). At closing, the Company will have no Indebtedness, except: the Denton Note, and the obligations reflected in Section 3.B(a)(i) of the Company Disclosure Schedule.

                  (ii) Neither the Company nor its Subsidiary have any debt, liability or obligation of the type required by GAAP to be reflected on the Financial Statements that is not reflected or reserved against in the Financial Statements. Accounts payable reflected in the Financial Statements have arisen from bona fide transactions. All debts, liabilities and obligations of the Company and its Subsidiary incurred after the date of the Financial Statements were incurred in the Ordinary Course of Business, arose from bona fide transactions, and are usual and normal in amount both individually and in the aggregate. Neither the Company nor its Subsidiary are directly or indirectly liable to or obligated to provide funds in respect of or to guaranty or assume any obligation of any person except to the extent reflected and fully reserved against in the Financial Statements.

            (b) Events Subsequent to December 31, 2001.

            Since December 31, 2001, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company. Without limiting the generality of the foregoing, since that date, the Company:

                  (i) has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, except for sales of inventory in the Ordinary Course of Business;

                  (ii) has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $500,000, or outside the Ordinary Course of Business, or modified any such agreement, contract, lease or license, the modification of which involves more than $500,000 or is outside the Ordinary Course of Business;

                  (iii) has not and, to the Knowledge of the Company, no party has accelerated, terminated or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $250,000 to which the Company is a party or by which it is bound;

                  (iv) has not imposed or permitted any Security Interest upon any of its assets, tangible or intangible;

                  (v) has not made any capital expenditure in excess of the
            Company's "Capital Expenditures Budget", which is attached to the Company Disclosure Schedule;

                  (vi) has not made any capital investment in, any loan to, or any acquisition of the securities of, any other Person;

                  (vii) has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any Indebtedness;

                  (viii) has not delayed or postponed the payment of accounts payable or other Liabilities outside of the Ordinary Course of Business;

                  (ix) has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                  (x) has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

                  (xi) has not changed or authorized any change in its articles of incorporation, bylaws, or similar charter documents;

                  (xii) has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xiii) has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

                  (xiv) has not entered into any employment contract or
            collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xv) has not granted any increase in the compensation of any of its directors, officers, and employees, except as described in that certain Memorandum from Howard Houserman to Thomas O'Grady dated July 8, 2002 (the "Compensation Memo");

                  (xvi) has not adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan), except as described in the Compensation Memo;

                  (xvii) has not made any other change in employment terms for any of its directors, officers, and employees, except as described in the Compensation Memo;

                  (xviii) has not made or pledged to make any charitable or
            other capital contribution outside the Ordinary Course of Business;

                  (xix) has not declared or paid any dividend or other
            distribution, whether in cash or other property; and

                  (xx) has not entered into a commitment to do any of the
            foregoing.

            (c) Undisclosed Liabilities.

            Neither the Company nor its Subsidiary have any Liability arising from a fact or circumstance that is not the subject of a representation or warranty contained in Section 3.B of this Agreement,, except for: (i) Liabilities set forth on the face of the Financial Statements; (ii) Liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business; and (iii) Liabilities set forth on Section 3.B(c) of the Company Disclosure Schedule ("Undisclosed Liabilities").

            (d) Legal Compliance.

            The Company and its Subsidiary have complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies or instrumentality thereof), the failure to comply with which, individually or in the aggregate, will result in Adverse Consequences in excess of Two Hundred Thousand Dollars ($200,000). To the Knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, audit or notice has been filed or commenced against the Company and its Subsidiary alleging or relating to any failure so to comply. The Company and its Subsidiary have duly filed all reports and returns required to be filed by it with governmental authorities and obtained all governmental permits and licenses and other governmental consents which are required in connection with the businesses and operations of the Company and its Subsidiary; all of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them are pending or threatened, except where any of the above would not have a material adverse effect on the Company and its Subsidiary. The Company and its Subsidiary is not and has not been threatened with being suspended or debarred from contracting with any federal, state, or local government.

            (e) Tax Matters.

                  (i) From its inception until April 1, 1988, the Company was a
            C Corporation within the meaning of the Code for tax purposes. From that date until January 29, 1997, the Company had in effect a valid and binding election to be treated either as an "S Corporation" or a "qualified subchapter S subsidiary", as the case may be, within the meaning of Code Sections 1361 et seq. for federal income tax purposes. From January 30, 1997, to the present, the Company has been treated as a "C Corporation."

                  (ii) The Company and its Subsidiary have filed all Tax Returns that they were required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by the Company and its Subsidiary which are required to be paid prior to Closing, except as otherwise set forth on Section 3B(e)(ii) of the Company Disclosure Schedule and except for sales or use Taxes reflected on the Closing Date Balance Sheet, have been paid. The reserves set forth on the Financial Statements and on the Closing Date Balance Sheet are adequate to satisfy in full any and all Tax Liabilities arising in respect to those matters set forth on Section 3B(e)(ii) of the Company Disclosure Schedule. All

            Taxes owing but not yet due as a result of operations of the Company prior to Closing will be accrued on the Financial Statements of the Company. There are no Security Interests on any of the assets of the Company or its Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax. Neither the Company nor its Subsidiary have been a member of an Affiliated Group (other than a group the common parent of which was the Company) that has filed a "consolidated return" within the meaning of Code Section 1501, or has filed a combined or consolidated return with any entity other than its Subsidiary with any other taxing authority.

                  (iii) The Company and its Subsidiary withheld the Taxes as required in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and such withheld amounts have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose.

                  (iv) Neither the Company nor its Subsidiary are currently
            under audit with respect to Taxes by any authority, and have not received any notice or other indication that any authority is considering assessing any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company or its Subsidiary either to the Company's Knowledge has been claimed or raised by any authority in writing or based upon personal contact with any agent or representative of such authority. The Company has previously disclosed to the Parent true and accurate copies of all federal income tax returns filed with respect to the Company and its Subsidiary for taxable periods ended on or after December 31, 1997. State tax returns filed by the Company for that period have also been made available to the Parent, and the Company has disclosed to the Parent the existence of disputes relating to state and local tax issues.

                  (v) Neither the Company nor its Subsidiary have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (vi) Neither the Company nor its Subsidiary have made any
            payments, are obligated to make any payments, or is a party to any agreement that could obligate any of them to make any payments that will not be deductible under Code Section 280G. Neither the Company nor its Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor its Subsidiary (A) have been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) have any Liability for the Taxes of any Person (other than the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (f) Real Property.

                  (i) Neither the Company nor its Subsidiary own any real
            property.

                  (ii) Section 3.B(f)(ii) of the Company Disclosure Schedule
            lists all real property leased to the Company and its Subsidiary (the "Leased Real Property"). The Company has delivered to the Buyer true, correct and complete copies of the leases for the Leased Real Property (as amended to date). With respect to each lease for Leased Real Property:

                        (A) the lease or sublease is legal, valid, binding,
                  enforceable, and in full force and effect;

                        (B) neither the Company nor its Subsidiary are, and to
                  the Knowledge of the Company and its Subsidiary, no party to the lease or sublease is, in breach or default, and no event has occurred which, with ;notice or lapse of time, would constitute a breach or default on the part of the Company or permit termination, modification or acceleration thereunder;

                        (C) neither the Company nor its Subsidiary have, and to
                  the Knowledge of the Company and its Subsidiary, no party to the lease or sublease has, repudiated any provision thereof;

                        (D) the Company has not received any notice of disputes
                  or forbearance programs in effect as to the lease;

                        (E) neither the Company nor its Subsidiary have
                  assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; or

                        (F) During the period the premises have been occupied by
                  the Company, all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained by the Company in all material respects in accordance with applicable laws, rules, and regulations.

            (g) Intellectual Property.

                  (i) The Company owns, or has the right to use pursuant to
            license, sublicense, agreement, or permission, all of the Intellectual Property necessary or used in the operation of the Business as presently conducted or as proposed to be conducted. No present or former employee of the Company licenses to the Company any Intellectual Property which is used in the Business. Each item of Intellectual Property owned or used by the Company or its Subsidiary immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. Except with respect to those Liabilities arising under those licenses, sublicenses, agreements, or permissions for Intellectual Property to which the Company or its Subsidiary is a party and which Intellectual Property is owned by a third party, as set forth on Section 3.B(g)(iv) of the Company Disclosure Schedule, neither the Company nor its Subsidiary has any Liability to any Person with respect to the Intellectual Property, or with respect to the creation, development, design, implementation, or adaptation of the Intellectual Property to the Business. Neither the Company nor its Subsidiary have granted or permitted any government agency or instrumentality, foreign or domestic, to obtain unlimited or government purpose license rights or any ownership interest in any technical data or invention belonging to the Company or its Subsidiary.

                  (ii) To the Knowledge of the Company, neither the Company nor its Subsidiary have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor its Subsidiary have ever received within the past five
            (5) years any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or its Subsidiary must license or refrain from using any Intellectual Property rights of any third party) . To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or its Subsidiary.

                  (iii) Section 3.B(g)(iii) of the Company Disclosure Schedule
            identifies each patent or registration which has been issued or transferred to the Company or its Subsidiary with respect to any of its Intellectual Property, identifies each pending patent application for registration which the Company or its Subsidiary has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company or its Subsidiary has granted to any third party with respect to any of its Intellectual Property. The Company and its Subsidiary have made available to the Buyer true, correct and complete copies of all such patent, trademark and copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer true, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.B(g)(iii) of the Company Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company and its Subsidiary in connection with the Business. With respect to each item of Intellectual Property required to be identified in Section 3.B(g)(iii) of the Company Disclosure
            Schedule:

                        (A) the Company and its Subsidiary possess all right,
                  title, and interest in and to the item, free and clear of any Security Interest or other restriction;

                        (B) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge; and

                        (C) no action, suit, proceeding, hearing, investigation,
                  charge, complaint, claim, or demand is pending or, to the Knowledge of the Company, threatened, which challenges the legality, validity, enforceability, use, or ownership of the item.

                  (iv) Except for non-custom, off the shelf software, Section
            3.B(g)(iv) of the Company Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company and its Subsidiary uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to the Buyer true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
            Section 3.B(g)(iv) of the Company Disclosure Schedule, to the Knowledge of the Company:

                        (A) the license, sublicense, agreement, or permission
                  covering the item is legal, valid, binding, enforceable, and in full force and effect;

                        (B) the license, sublicense, agreement, or permission
                  will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the Merger referred to in Section 2 above);

                        (C) neither the Company, its Subsidiary, nor to the
                  Knowledge of the Company, any other party to the license, sublicense, agreement, or permission, is in breach or default thereunder;

                        (D) neither the Company nor its Subsidiary have, and to
                  the Knowledge of the Company, no other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof;

                        (E) with respect to each sublicense, the representations
                  and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                        (F) the underlying item of Intellectual Property is not
                  subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (G) no action, suit, proceeding, hearing, investigation,
                  charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                        (H) neither the Company nor its Subsidiary has granted
                  any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (h) Software.

                  (i) The "Owned Software" shall mean all computer programs
            (source code or object code) which were developed for or on behalf of, or have been purchased by, the Company and its Subsidiary and which are currently used internally by the Company and its Subsidiary or which have been distributed by the Company and its Subsidiary and all computer programs under development by the Company and its Subsidiary but not currently distributed. Section 3.B(h)(i) of the Company Disclosure Schedule sets forth under the caption "Licensed Software" a true, correct and complete list of all computer programs (source code or object code) licensed to the Company and its Subsidiary by another person which are currently used internally by the Company and its Subsidiary or which have been distributed by the Company and its Subsidiary, whether as integrated or bundled with any Owned Software or as a separate stand-alone product (specifically excluding any non-custom, off-the-shelf computer program) (collectively, the "Licensed Software" and, together with the Owned Software, the "Software").

                  (ii) The Company and its Subsidiary have good, marketable and exclusive title to, and the valid and enforceable power and the right to sell, license, lease, transfer, use, create derivative works of, or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Security Interests. The Company and its Subsidiary are in actual possession of the source code and object code for the Owned Software, and the Company and its Subsidiary are in possession of all other documentation, including without limitation all related engineering specifications, program flow charts, installation and user manuals, and know-how necessary for the effective use of the Software as currently used in the Business. The Software constitutes all of the computer programs necessary to conduct the Business as now conducted, and includes all of the computer programs licensed or offered for license to the Company's and its Subsidiary's customers and potential customers or otherwise used in the development, marketing, licensing, sale or support of the products and the services presently offered by the Company and its Subsidiary. No person other than the Company and its Subsidiary has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof. Except with respect to those Liabilities arising under those licenses, sublicenses, agreements, or permissions for Licensed Software to which the Company is a party, as set forth on
            Section 3.B(h)(i) of the Company Disclosure Schedule, neither the Company nor its Subsidiary has any Liability to any Person with respect to the Software, or with respect to the creation, development, design, implementation, or adaptation of the Software to the Business.

                  (iii) Section 3.B(h)(iii) of the Company Disclosure Schedule
            sets forth a true, correct and complete list, of (A) all persons other than the Company and its Subsidiary that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with or without the giving of notice or passage of time or both) for any of the Owned Software, and (B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other persons who are actual or potential beneficiaries of such escrow agreement), and identifies with specificity all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation.

                  (iv) None of the sale, license, lease, transfer, use,
            reproduction, distribution, modification or other exploitation by the Company and its Subsidiary of any version or release of any computer program included in the Owned Software obligates or will obligate the Company or its Subsidiary to pay any royalty, fee, or other compensation to any other person.

                  (v) Except as specified in Section 3.B(h)(v) of the Company
            Disclosure Schedule, no agreement, license or other arrangement pertaining to any of the Software (including, without limitation, any development, distribution, marketing, use or maintenance agreement, license or arrangement) to which the Company and its Subsidiary is a party will become terminable by any party thereto as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

            (i) No Infringement.

            To the Knowledge of the Company, the existence, sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by Company or its Subsidiary or any of its successors or assigns of any Owned Software or Intellectual Property, as such Software or Intellectual Property, as the case may be, is or was, or is currently contemplated to be sold, licensed, leased, transferred, used or otherwise exploited by such persons in connection with the Business, does not (A) infringe on any patent, trademark, copyright or other right of any other person, (B) constitute a misuse or misappropriation of any trade secret, know-how, process, proprietary information or other right of any other person or a violation of any relevant agreement governing the license of the Licensed Software to Company, or (C) entitle any other person to any interest therein, or right to compensation from Company, its Subsidiary, or any of its respective successors or assigns, by reason thereof. Neither the Company nor its Subsidiary has not received any complaint, assertion, threat or allegation or otherwise has notice of any lawsuit, claim, demand, proceeding or investigation involving matters of the type contemplated by the immediately preceding sentence or has Knowledge of any facts or circumstances that could reasonably be expected to give rise to any such lawsuit, claim, demand, proceeding or investigation.

            (j) Tangible Assets.

            The Company and its Subsidiary own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. At Closing, the Company will have good title to all of the assets of the Company free and clear of any Security Interest. The assets are in sufficient operating condition to enable the Company to operate its business.

            (k) Inventory.

            The inventory of the Company and its Subsidiary consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is accurately reflected on the Financial Statements in accordance with GAAP.

            (l) Contracts.

            Section 3.B(l) of the Company Disclosure Schedule lists the following contracts and other agreements, written or oral, to which the Company or any of its Subsidiary is a party:

                  (i) all customer orders accepted by the Company or its
            Subsidiary which constitute commitments in excess of $500,000 and in order backlog as of May 31, 2002;

                  (ii) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

                  (iii) any agreement for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which involves consideration, in excess of $500,000;

                  (iv) any agreement that constitutes a partnership or joint venture;

                  (v) any agreement (or group of related agreements) under which any of them have created, incurred, assumed, or guaranteed any Indebtedness, under which any of them have imposed a Security Interest on any of their assets, tangible or intangible;

                  (vi) any agreement limiting the Company's right to compete or to enter into a line of business;

                  (vii) except the Denton Agreements, any agreement involving the Stockholders to which the Company or its Subsidiary is a party;

                  (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of any of its current directors, officers, and employees or those that remain in effect with respect to any former directors, officers or employees;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis , which cannot be terminated by the Company on thirty (30) days' notice or less without penalty;

                  (x) any agreement under which any of them have advanced or loaned any amount to any of their directors, officers, and employees; and

                  (xi) any agreement which requires the consent or approval of any governmental agency in connection with the transactions contemplated by this Agreement.

            The Company has made available to the Buyer a true, correct and complete copy of each written agreement listed in Section 3.B(l) of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.B(l) of the Company Disclosure Schedule. To the Company's Knowledge, the Customer Orders listed in
            Section 3.B(l) were all priced at amounts consistent with past practices and in excess of the cost to the Company of purchasing and manufacturing such goods. To the Company's Knowledge, there is no basis for the termination or cancellation of any of those orders. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally; (B) to the Knowledge of the Company and its Subsidiary, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally; (C) neither the Company nor its Subsidiary are, and to the Knowledge of the Company and its Subsidiary, no other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreements; (D) no party has repudiated any provision of the agreement; (E) such agreement does not prohibit or require consent in the event of a change of control of the Company or its Subsidiary; and (F) to the Knowledge of the Company and its Subsidiary, no claim or setoff has been asserted under or against such agreement. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any of the contracts listed or required to be listed in Section 3.B(l) of the Company Disclosure Schedule (or result in the imposition of any Security Interest upon any of its assets).

            (m) Notes and Accounts Receivable.

            The loans, notes and accounts receivable reflected in the Financial Statements, and all such loans, notes and accounts receivable arising after the applicable dates of the Financial Statements, arose and have arisen, from bona fide transactions and are not subject to any setoffs or counterclaims, and the bad debt reserves established in connection with such loans, notes, and accounts receivable are reflected on the Financial Statements in conformity with GAAP, and to the extent in compliance with GAAP, on a consistent basis throughout the periods covered thereby.

            (n) Powers of Attorney.

            There are no outstanding powers of attorney executed on behalf of the Company or its Subsidiary.

            (o) Insurance.

            The Company has provided to the Parent a summary of the Company's current insurance coverages, which is attached to the Company Disclosure Schedule. With respect to each such insurance policy: (A) all policy premiums due to date have been paid in full, and to the Knowledge of the Company and its Subsidiary, the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods for which it purports to provide coverage subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement or moratorium or other similar laws from time to time affecting creditor's rights generally; (B) neither the Company nor its Subsidiary or, to the Knowledge of the Company and its Subsidiary, any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy, other than provisions which may be triggered by a change of control of the Company; and (C) no party to the policy has repudiated any provision thereof. Section 3.B(o) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company and its Subsidiary.

            (p) Litigation.

            Neither the Company nor its Subsidiary (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) are a party nor, to the Knowledge of the Company and its Subsidiary, have been threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

            (q) Product Warranty.

            To the Knowledge of the Company, each product manufactured, sold, leased, or delivered by the Company and its Subsidiary or service provided by the Company and its Subsidiary has been in conformity with all applicable contractual commitments and all express warranties. The Company does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, except for Product Warranty Claims in the Ordinary Course of Business. To the Knowledge of the Company, the Company does not have any Liability for any material returns of products. No reserves for product warranty claims are set forth on the Financial Statements. No product manufactured, sold, leased, or delivered by the Company and its Subsidiary is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has provided to the Parent copies of the standard terms and conditions of sale or lease for the Company and its Subsidiary (containing applicable guaranty, warranty, and indemnity provisions).

            (r) Product Liability.

            There are no existing or, to the Knowledge of the Company and its Subsidiary, threatened, claims against the Company and its Subsidiary arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and its Subsidiary which could result in Liability to the Company and its Subsidiary. To the Company's Knowledge, no events have occurred which would result in such claims.

            (s) Employees.

            The Company has provided to the Buyer a schedule entitled "Employee Census" dated June 8, 2002, which accurately reflects: (A) the name, (B) the current annual salary (or hourly wage), including any bonus or commitment to pay any other amount or benefit in connection with a termination of employment, if applicable, and (C) the specific identity of the employing entity, of all present employees, consultants, and independent contractors employed by the Company and its Subsidiary. To the Knowledge of the Company, no executive, key employee, or group of employees has any immediate plans to terminate employment with the Company or its Subsidiary. Neither the Company nor its Subsidiary are a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees. There is no claim outstanding or, to the Knowledge of the Company, threatened or claims respecting employment of any past or present employee of the Company and its Subsidiary including, without limitation, claims of personal injury (unless fully covered by worker's compensation, liability or indemnity insurance) discrimination, wage, hours or similar laws or regulations. There are no written employment or similar agreements for a fixed term between any employee of the Company and its Subsidiary and the Company and its Subsidiary; each employee of the Company and its Subsidiary is an at-will employee.

            (t) Employee Benefits.

                  (i) No other corporation, trade, business, or other entity, would, together with the Company and its Subsidiary constitute a single employer within the meaning of Code Section 414.

                  (ii) Section 3.B(t) of the Company Disclosure Schedule
            contains a true and complete list of all of the Employee Benefit Plans which are presently in effect for the benefit of current or former employees, officers, directors or consultants of the Company and its Subsidiary, together with any plans formerly in effect for which the Company still has any Liability (the "Company Plans"). There are no Company Plans established or maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens.

                  (iii) Each Company Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of law. All reports, returns and similar documents required to be filed with any governmental agency or distributed to any participant of each Company Plan have been duly and timely filed or distributed in all material respects.

                  (iv) No actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company and its Subsidiary, threatened, with respect to any Company Plan, and, to the Knowledge of the Company, no event or condition exists which would result in Liability to the Company, except as reflected on the Financial Statements and except for the Zetec, Inc. Pension Plan.

                  (v) The Company and its Subsidiary have made all contributions or payments to or under each Company Plan required by law, or by the terms of such Company Plan.

                  (vi) There is no lien outstanding upon any assets of the
            Company or its Subsidiary pursuant to Code Section 412(n) in favor of any Company Plan.

                  (vii) The Company does not have any past, present or future obligation or liability to contribute to any multiemployer plan as defined in ERISA Section 3(37).

                  (viii) Neither the Company nor its Subsidiary are obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Code
            Section 280G(b) (determined without regard to Code Section 280G(b)(2)(A)(ii)).

                  (ix) With respect to each of the Company Plans:

                        (A) each of the Company Plans has been established,
                  maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Code, other applicable law, and all regulations promulgated thereunder;

                        (B) none of the Company Plans nor any Fiduciary has
                  engaged in a "Prohibited Transaction" as defined in ERISA
                  Section 406 or Code Section 4975 (for which no individual or class exemption exist under ERISA Section 408 or Code Section 4975, respectively);

                        (C) all filings and reports as to each of the Company
                  Plans required to have been made on or before the Closing Date to the Internal Revenue Service, or to the United States Department of Labor or to the Pension Benefit Guaranty Corporation, have been or will be duly made by that date;

                        (D) each of the Company Plans which is intended to
                  qualify as a tax-qualified retirement plan under Code Section 401(a) has received a favorable determination letter(s) from the Internal Revenue Service as to qualification of such Company Plan for the period from its adoption through the Closing Date; nothing has occurred, whether by action or failure to act, which has resulted in or would cause the loss of such qualification; and each trust thereunder is exempt from tax pursuant to Code Section 501(a);

                        (E) each of the Company Plans which is required to
                  satisfy Code Sections 401(k)(3) or 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code Sections 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date;

                        (F) no event has occurred and no condition exists
                  relating to any of the Company Plans that would subject the Company and its Subsidiary to any Tax or Liability under IRS Sections 4971, 4972 or 4979, or to any Liability under ERISA Sections 502 or 4071; and

                        (G) to the extent applicable, each of the Company Plans
                  has been funded in accordance with its governing documents, ERISA and the Code or other applicable law, has not experienced any accumulated funding deficiency (whether or not waived) and has not exceeded its full funding limitation (within the meaning of Code Section 412) at any time.

                  (x) With respect to the Company Plans which provide group
            health benefits to employees of the Company and its Subsidiary and are subject to the requirements of Code Section 4980B and Part 6, Subtitle B of Title I of ERISA ("COBRA"), such group health plan has been administered in every material respect in accordance with its governing documents and COBRA and with the group health plan requirements of Subtitle K, Chapter 100 of the Code and ERISA Sections 701 et seq.

                  (xi) With respect to employee benefit matters generally:

                        (A) neither the Company, its Subsidiary, nor any person,
                  firm or corporation which is or has been under common control of the Company and its Subsidiary within the meaning of
                  Section 4001(b) of ERISA, maintains or contributes to or has ever maintained or contributed to any Employee Benefit Plan subject to Title IV of ERISA;

                        (B) the consummation of the transactions contemplated
                  hereby will not accelerate or increase any Liability under any of the Company Plans because of an acceleration or increase of any of the rights or benefits to which Company Plan participants or beneficiaries may be entitled thereunder;

                        (C) the Company does not have any obligation to any
                  retired or former employee or any current employee of the Company and its Subsidiary upon retirement or termination of employment under any Company Plans, other than such obligations imposed by COBRA; and

                        (D) any of the Company Plans which is an "employee
                  welfare benefit plan," within the meaning of ERISA Section 3(1), may be terminated prospectively without Liability to the Company, Parent, Buyer, or Surviving Corporation, including, without limitation, Liability for unreported (e.g., run-off) benefit claims, premium adjustments or termination charges of any kind.

                  (xii) If any Employee Benefit Plan subject to Title IV of
            ERISA were terminated by the Company or any Subsidiary, the fair market value of the assets of such plan as of the plan termination date would equal or exceed the plan's "benefit liabilities," as such term is defined in Section 4001(a)(16) of ERISA, assuming such funding status is determined using actuarial factors and applying such other principles that are legally required to be given effect in the context of the termination of a plan subject to Title IV of ERISA.

                  (xiii) Notwithstanding any other provision of this Section
            3.B(t), the Buyer and Parent are aware of the funding that would be required to terminate the Zetec, Inc. Pension Plan, and the parties have adjusted the Aggregate Consideration on an agreed amount to affect that liability and the potential costs of terminating that Plan.

            (u) Guaranties.

            Neither the Company nor its Subsidiary are a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.

            (v) Environment, Health, and Safety.

                  (i) The Company and its Subsidiary have complied with all
            Environmental, Health, and Safety Laws, the failure to comply with which could reasonably be expected to result in Adverse Consequences in excess of Two Hundred Thousand Dollars ($200,000). To the Knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company or its Subsidiary alleging such failure.

                  (ii) The Company does not have any Liability for Adverse
            Consequences in excess of $200,000 (and neither the Company nor its Subsidiary have handled, used, stored, treated, recycled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that could form the legitimate basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand) for penalties, investigations of or damage to any site, location, body of water (surface or subsurface), or other natural resources, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Laws.

                  (iii) To the Knowledge of the Company, all properties and
            equipment used in the Business are and in the past have been free of any amounts of asbestos, PCB's, methylene chloride, trichlorethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, the presence of which could result in Adverse Consequences.

            (w) Certain Business Relationships with the Company and its Subsidiary.

            No Related Person of the Company or its Subsidiary has or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Company, the Subsidiary, or the Business. No Related Person of the Company or its Subsidiary owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Company, its Subsidiary, or the Business.

            (x) Brokers.

            Except for those fees and expenses of Windswept Capital LLC, which fees and expenses will be paid by the Stockholders, neither the Company, its Subsidiary, nor the Stockholders have incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (y) Disclosure.

            The representations and warranties contained in this Section 3 (including the Company Disclosure Schedule and any Updated Disclosure) do not, and as of the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement and information contained in this Section 3 not misleading.

            (z) Knowledge Group

            Section 3.B(z) of the Company Disclosure Schedule contains the list of Stockholders required in the definition of "Knowledge of the Company" as contained in this Agreement.

      C. Updated Disclosure. In the event that between the date of execution of this Agreement and the Closing, the Stockholder Representatives first become aware of events, facts or circumstances which would make any of the representations and warranties of this Section 3 untrue, the Stockholder Representatives may provide written notice of that event, fact or circumstance to the Buyer and Parent, clearly labeled as "Updated Disclosure". Within five
(5) days of receipt of an Updated Disclosure, the Buyer and Parent may, in their discretion, either (i) accept the Updated Disclosure, in which case, the event, fact or circumstance so disclosed, shall be deemed to be added to the Company Disclosure Schedule and shall not be deemed a breach of the representations and warranties of this Section 3; or (ii) elect to terminate this Agreement.

4.    REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE BUYER.

      Parent and Buyer, jointly and severally, represent and warrant to the Stockholders that the statements contained in this Section 4 are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Closing Date.

            (a) Organization of the Parent and the Buyer.

            Each of Parent and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation to do business in every jurisdiction where such qualification is required.

            (b) Authorization of Transaction.

            Each of Parent and Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Parent and Buyer, enforceable in accordance with its terms and conditions. Parent and Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agencies in order for the Parties to consummate the transactions contemplated by this Agreement.

            (c) Noncontravention.

            Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate any constitution, state, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, or any provision of its certificate of incorporation or bylaws.

            (d) Broker's Fees.

            Neither Parent nor Buyer has incurred any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Stockholders could become liable or obligated.

            (e) Disclosure.

            The representations and warranties contained in this Section 4 do not, and as of the Closing Date will not, contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 4 not misleading.

            (f) Financial Capability.

            The Parent and Buyer will at Closing have the funds necessary to complete the merger and make the payments described in Section 2.

            (g) Reliance.

            The Parent and the Buyer are not relying on any representations or warranties made by or on behalf of the Company, the Subsidiary or any of the Stockholders, except those expressly contained Section 3 of in this Agreement.

5.    CONDITIONS TO OBLIGATION TO CLOSE.

            (a) Conditions to Obligation of Parent and Buyer.

            The obligation of Parent and Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Company and the Stockholders shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) the Company shall have procured all of the third party consents specified on Exhibit B hereto, and the consent, termination and release agreement, shall have been executed by the Company and Clyde Denton, in the form set forth on Exhibit C hereto;

                  (iv) the Company shall have provided notice of this
            transaction to the United States Department of Defense and the Department of Energy, and obtained any other governmental consents for the Surviving Corporation to conduct the Business following the Closing;

                  (v) no action, suit, or proceeding shall be pending or
            threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the assets of the Company and its Subsidiary or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (vi) the Company and the Stockholder Representatives shall have delivered to the Parent and the Buyer a certificate, executed by the Company and the Stockholder Representatives, to the effect that the conditions specified above in Section 5(a)(i) to 5(a)(v) have been satisfied in all respects;

                  (vii) each of the Stockholders shall have entered into a
            Noncompetition and Assignment of Inventions Agreement, with a term equal to two (2) years, in form and substance as set forth in Exhibit D attached hereto, and the same shall be in full force and effect;

                  (viii) each of the Stockholders, the respective spouses of the
            Stockholders, the Parent, the Buyer, the Company, and the Escrow Agent shall have entered into the Escrow Agreement;

                  (ix) the Company shall have delivered to the Parent and the
            Buyer the payoff letter indicating the amount of the Denton Payoff;

                  (x) The R&W Insurance Policy shall have been issued and
            delivered to the Parent and the Buyer, in the form attached to the Company Disclosure Schedule;

                  (xi) The Shareholders Agreement shall have been terminated;

                  (xii) each of the Buyer and the Company shall have received the consent and estoppel of Rowley Enterprises, Inc., Kevin Tolkin and Laurie Young Tolkin, and Clyde Denton in form and substance satisfactory to the Parent and the Buyer, with respect to the Leased Real Property;

                  (xiii) the Parent and the Buyer shall have received from
            Riddell Williams P.S., counsel to the Company, opinions with respect to the Company and its Subsidiary and the transactions contemplated hereby in form and substance as set forth in Exhibit E attached hereto, addressed to the Parent and the Buyer, and dated as of the Closing Date;

                  (xiv) the Company shall have satisfied all of its Liabilities owed to the Founders, and to Richard E. Marlow pursuant to the Marlow Agreement;

                  (xv) the certificates of merger with respect to the Merger shall have been filed in accordance with the Delaware Act and the Washington Act;

                  (xvi) the Company shall have delivered to Parent and Buyer a certificate of the Secretary of the Company as to the incumbency of its officers, a copy of a certificate evidencing the incorporation and good standing of the Company, a copy of the articles and bylaws of the Company, and a copy of the resolutions adopted by the board of directors and the stockholders of the Company with respect to the transactions contemplated by this Agreement;

                  (xvii) all actions to be taken by the Company and its
            Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Parent and the Buyer;

                  (xviii) The Parent shall have received the approval of its
            Board of Directors to execute this Agreement.

                  (xix) The Board of Directors of the Company shall have adopted resolutions that: (a) terminate the Zetec, Inc. Profit Sharing/401(k) Plan, effective not earlier than the date all conditions to Closing are satisfied or waived and not later than immediately before Closing; and (b) freeze the Zetec, Inc. Pension Plan, effective on the date specified in the notice delivered to affected employees in accordance with and intended to satisfy the requirements of Section 204(h) of the Employee Retirement Income Security Act of 1974 and Section 4980F of the Internal Revenue Code, said notice to be delivered to affected employees as soon as practicable following the public announcement of the Merger.

Either the Parent or the Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

            (b) Conditions to Obligation of the Company.

            The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Parent and Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or
            threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Parent and the Buyer shall have delivered to the
            Company and the Stockholder Representatives a certificate to the effect that the conditions specified above in Sections 5(b)(i) to 5(b)(iv) have been satisfied in all respects;

                  (v) the Stockholders shall have received from Powell,
            Goldstein, Frazer & Murphy LLP, counsel to the Parent and the Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to the Stockholders, and dated as of the Closing Date;

                  (vi) each of the Parent and the Buyer shall have delivered to the Company and the Stockholder Representatives a certificate of the Secretary of each of the Parent and the Buyer as to the incumbency of each of their officers, a copy of certificates evidencing the incorporation and good standing of the Parent and the Buyer, a copy of the articles and bylaws of the Parent and the Buyer, and a copy of the resolutions adopted by the board of directors of the Parent and the Buyer with respect to the transactions contemplated by this Agreement; and

                  (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

Either the Company or the Stockholder Representatives may waive any condition specified in this Section 5(b) if it or he executes a writing so stating at or prior to the Closing.

6.    PRE-CLOSING COVENANTS.

      The Parties agree as follows with respect to the period prior to the
Closing:

            (a) Access and Investigation.

            Between the date hereof and the Closing Date, the Company and the Stockholders will, and will cause their representatives to:

                  (i) afford the Parent, the Buyer, their attorneys,
            accountants, and other representatives (collectively, "Buyer's Advisors") reasonable access to the Company and its Subsidiary, and their personnel, properties (including for purposes of environmental testing), contracts, books and records, financial statements, and other documents and data so as to not unreasonably interfere with the conduct of the Business;

                  (ii) furnish the Buyer with copies of all such contracts,
            books and records, and other existing documents and data as the Buyer may reasonably request;

                  (iii) furnish the Buyer and Buyer's Advisors with such
            additional financial, operating and other data and information as the Buyer may reasonably request; and

            (b) Operation of the Businesses of the Company and its Subsidiary.

            Between the date hereof and the Closing Date, the Company, its Subsidiary, and the Stockholders will, and the Company and its Subsidiary will cause their representatives to:

                  (i) conduct the Business only in the Ordinary Course of
            Business, or otherwise with the written consent of the Buyer, except that the Board of directors shall take the action described in
            Section 5(a)(xix) above;

                  (ii) use their best efforts to preserve intact the current business organization of the Company and its Subsidiary, keep available the services of the current officers, employees, and agents of the Company and its Subsidiary, maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company and its Subsidiary, and maintain such amount of working capital necessary for the Company and its Subsidiary to conduct the Business in the Ordinary Course of Business; and

                  (iii) confer with the Buyer concerning operational matters of a material nature and the status of business operations and finances.

            (c) Negative Covenant.

            Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company, its Subsidiary, and the Stockholders will not, without the prior consent of the Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause or result in an inaccuracy or breach of any of the representations, warranties or covenants of the Company and the Stockholders set forth in this Agreement, including, without limitation, any action specified in
Section 3.B(b) of this Agreement. Without limiting the generality of the foregoing, the Company agrees that it shall not, and shall cause its Subsidiary not to, take any of the following actions without the prior written consent of the Buyer or the Parent:

                  (i) amend the Articles of Incorporation or Bylaws of the
            Company and its Subsidiary; make any change in its authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of the shares of capital stock or other equity securities of the Company or its Subsidiary or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option or warrant relating to, right to acquire, or security convertible into, shares of capital stock or other equity security of the Company and its Subsidiary; purchase, redeem, retire or otherwise acquire any shares of, or any security convertible into, capital stock or other equity security of the Company and its Subsidiary, or agree to do any of the foregoing set forth in this Section 6(c)(i);

                  (ii) acquire, directly or indirectly, substantially all of the assets of, or a controlling equity interest in, any corporation or other entity, or enter into any commitment to do the same;

                  (iii) propose, declare, set aside or pay any dividend or other distribution in respect of any of its capital stock (including, without limitation, any stock dividend or distribution);

                  (iv) incur any Indebtedness;

                  (v) make any distribution outside of the Ordinary Course of
            Business, except upon prior written notice to and written consent of the Buyer;

                  (vi) enter into any agreement, commitment or similar
            transaction with the Stockholders;

                  (vii) enter into any employment contract or collective
            bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement;

                  (viii) grant any increase in the base compensation of any of its directors, officers, and employees;

                  (ix) adopt, amend, modify, or terminate any bonus,
            profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Company Plan);

                  (x) knowingly breach, violate, or contravene any provisions of any agreement or commitment to which the Company is a party, including but not limited to the Denton Agreements;

                  (xi) make any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business, except as listed on the Company Disclosure Schedule; and

                  (xii) make any capital expenditures in excess of $10,000
            without the prior written consent of the Parent.

            (d) No Merger or Solicitation.

                  (i) Neither the Company nor its Subsidiary shall, or authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by them, to, directly or indirectly, solicit, initiate, or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by the Stockholders, any director or executive officer of the Company and its Subsidiary, or any investment banker, attorney or other advisor or representative of the Company and its Subsidiary, whether or not such Person is purporting to act on behalf of the Company, its Subsidiary, or otherwise, shall be deemed to be a breach of this Section 6(d) by the Company.

                  (ii) Neither the Board of Directors of the Company nor any
            committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal, or (iii) enter into any agreement with respect to any Takeover Proposal.

                  (iii) In addition to the obligation of the Company set forth in paragraph (ii) above, the Company promptly shall advise the Parent and the Buyer orally and in writing of any request for information or of any Takeover Proposal, or any inquiry with respect to or which could lead to any Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry and the identity of the Person making any such request, Takeover Proposal or inquiry.

            (e) Accounting and Securities Matters.

            The Company will, in good faith, endeavor to cause Moss Adams LLP, independent auditors for the Company and its Subsidiary, and each other firm acting as independent auditors to the Company (a) to deliver to the Parent financial statements audited and prepared in accordance with GAAP, (b) to deliver an auditor's report and consents with respect to financial statements of the Company, and other information required to be filed by the Parent pursuant to the rules of the Securities and Exchange Commission, or pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and (c) to cooperate with the Parent and its auditors to provide "comfort" letters with respect to financial information about the Company required to be included in the Parent's filings with the Securities and Exchange Commission, provided that neither the Company nor its shareholders shall be required to incur any expense in such effort.

            (f) Pre-Closing Funding of Pension Plan.

            Prior to the Closing Date, the Company shall pay and contribute to the Zetec, Inc. Pension Plan an amount equal to Seven Hundred Forty Nine Thousand Six Hundred Ninety One Dollars ($749,691.00) in cash.

7.    POST-CLOSING COVENANTS.

      The Parties agree as follows with respect to the period following the
Closing:

            (a) General.

                  (i) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, the Stockholders and the Surviving Corporation will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor hereunder). The Stockholders acknowledge and agree that from and after the Closing the Surviving Corporation will have the right to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company and its Subsidiary in this Agreement; provided, however, that the Stockholders shall have the right to obtain access to such documents, books, records (including Tax records), agreements, and financial data to the extent related to the period prior to the Closing and make photocopies thereof for a proper purpose, such as in connection with the preparation of their Tax Returns.

            (b) Litigation Support.

            In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Surviving Corporation or the Stockholders, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

            (c) Transition.

            The Stockholders will use their best efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company, its Subsidiary, or the Surviving Corporation from maintaining the same business relationships with the Parent and the Surviving Corporation after the Closing as it maintained with the Company and its Subsidiary prior to the Closing.

            (d) Tax Matters.

                  (i) Subject to the last sentence of this Section 7(d)(i), any income Tax refunds that are received by the Surviving Corporation during the one (1) year period following the Closing Date, and any amounts credited against income Tax to which the Surviving Corporation becomes entitled pursuant to written notice received by the Surviving Corporation during the one (1) year period following the Closing Date, that relate to income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Stockholders, and the Surviving Corporation shall pay over to the Stockholders any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, subject to the last sentence of this Section 7(d)(i), to the extent that a claim for refund or a proceeding results, during the one (1) year period following the Closing Date, in a payment or credit against income Tax by a taxing authority to the Surviving Corporation of any amount accrued on the Closing Date Balance Sheet, the Surviving Corporation shall pay such amount to the Stockholders within fifteen (15) days after receipt or entitlement thereto. The Stockholders, however, shall not be entitled to any portion of any refund or credit received by the Surviving Corporation, or to which the Surviving Corporation is entitled to receive, unless and until the Surviving Corporation shall have received, or be entitled to receive, such refunds and credits which in the aggregate exceed Three Hundred Fifty Thousand Dollars ($350,000), and then only to the extent such refunds and credits exceed Three Hundred Fifty Thousand Dollars ($350,000).

                  (ii) The Surviving Corporation will be responsible for all
            Taxes, subject to the right to make a claim against the Escrow Fund for any breach of the representations and warranties contained in
            Section 3.B(e) With respect to the transactions contemplated by this Agreement, Parent, Surviving Corporation, and the Stockholders will provide each other with such cooperation and information as either of them may reasonably require of the other in connection with the filing of any Tax Return, including Tax Returns relating to the application of the successor employer rules for payroll Tax purposes contained in Code Sections 3121(a)(1) and 3306(b)(1), the determination of a liability for Taxes or a right to a refund for Taxes, or the preparation for litigation or investigation of any claim for Taxes or a right to a refund for Taxes, and the cooperation and information shall include all relevant Tax Returns, and other documents and records, or portions thereof relating to or necessary in connection with the preparation of records, or portions thereof relating to or necessary in connection with the preparation of such Tax Returns or other determination of Tax Liability. Each Party shall retain all Tax Returns, schedules, workpapers, and all other related materials, records or documents until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other related documents relate. After expiration of the statute of limitations, a Party shall notify each other Party in writing that it desires to dispose of or destroy the Tax Returns and other documents and shall provide such other Parties with the right for thirty (30) days after the tendering of such notice to copy or take possession of such Tax Returns and other related documents. Any information obtained under this provision shall be kept confidential by the Parties, except as may be necessary in connection with the filing of such Tax Returns.

            (e) Company Charter Provisions.

            The Surviving Corporation will not take any action to modify or terminate the rights of present or former officers or directors of the Company to exculpation and indemnification under the terms of the Company's Articles of Incorporation and Bylaws.

8.    REMEDIES FOR BREACHES OF THIS AGREEMENT.

            (a) Survival of Representations and Warranties.

            All of the representations and warranties of the Stockholders contained in Section 3.A of this Agreement and of the Parent and the Buyer contained in Section 4 of this Agreement shall survive the Closing and continue in full force and effect for a period of six (6) years following the Effective Date. All of the representations and warranties of the Company contained in
Section 3.B and all covenants shall survive the Closing and continue in full force and effect for a period of one (1) year following the Effective Date. No action, claim, or proceeding may be brought by any Party hereto against any other Party resulting from, arising out of, or caused by a breach of a representation or warranty or covenant contained herein, after the time such representation or warranty ceases to survive pursuant to the preceding sentence, unless written notice of such claim setting forth with specificity the basis for such claim is delivered to the applicable Party prior to the expiration of such time.

            (b) Indemnification Provisions Relating to Section 3.A Representations for Benefit of the Parent and the Surviving Corporation.

                  (i) In the event that any of the Section 3.A Representations of the Stockholders are untrue (or in the event any third party alleges facts that, if true, would mean any of the Section 3.A Representations are untrue), then, provided that either the Parent or the Surviving Corporation makes a written claim for indemnification setting forth the basis for such claim against the Stockholders pursuant to Section 8(g) below within six (6) years following the Effective Date, then the Stockholders shall, Severally indemnify the Parent and the Surviving Corporation, subject to the limitations set forth herein, from and against the entirety of any Adverse Consequences the Parent or the Surviving Corporation may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Parent or the Surviving Corporation may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach); provided, however, that:

                        (A) No Stockholder shall have any obligation to
                  indemnify the Parent or the Surviving Corporation from and against any Adverse Consequences resulting from, arising out of, or caused by the breach (or alleged breach) of any Section 3.A Representations which exceed the portion of the Merger Consideration received by such Stockholder; and

                        (B) No Stockholder shall have any obligation to
                  indemnify the Parent or the Surviving Corporation from and against any Adverse Consequences resulting from, arising out of, or caused by the breach (or alleged breach) of any Section 3.A Representations until and unless and only to the extent that: (1) the R&W Insurance Policy fails or refuses to provide such indemnification to the Parent and the Surviving Corporation; and (2) funds are not available from the Section 3.A Funds (as that term is defined in the Escrow Agreement) in the Escrow Fund. Funds in the Escrow Fund in excess of the
                  Section 3.A Funds may only be used to pay a claim (in accordance with Section 5(b) of the Escrow Agreement) arising from a Section 3.A Representation if the Parent in its sole discretion approves such use of the funds.

                  (ii) In the event that any claim, action suit or proceeding is commenced against the Parent, the Company, the Buyer, or the Surviving Corporation, or any of their current or former officers, directors, or shareholders, based on or arising from the issuance, sale, transfer, or redemption of any shares of capital stock of the Company (including but not limited to the Redemptions), whether such action, suit or proceeding arises at law or at equity, by contract, by the terms of the governing documents of the Company, or otherwise, that claim shall be deemed to constitute a breach of the
            Section 3.A Representations for which the Stockholders are obligated to provide indemnification in accordance with Section 8(a).

            (c) Indemnification Provisions Relating to Section 3.B Representations and Covenants for Benefit of the Parent and the Surviving Corporation.

In the event that any of the Section 3.B Representations of the Company are untrue (or in the event any third party alleges facts that, if true, would mean any of the Section 3.B Representations are untrue), or any of the covenants for the benefit of the Parent are breached, then, provided that either the Parent or the Surviving Corporation makes a written claim for indemnification setting forth the basis for such claim within one (1) year following the Effective Date, then the Company and the Surviving Corporation shall be entitled, subject to the limitations set forth herein, to indemnification from and against the entirety of any Adverse Consequences the Parent or the Surviving Corporation may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Parent or the Surviving Corporation may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach); provided, however, that:

                  (i) The sole source of funds for such indemnification shall be the funds in the Escrow Fund, which shall be released in accordance with the terms of the Escrow, Release and Indemnification Agreement. No claim may be asserted directly against any Stockholder for any breach or alleged breach of the Section 3.B Representations.

                  (ii) No claim may be made against the Escrow Funds with
            respect to such breaches (or alleged breaches) contained in Section 3.B until the Parent or the Surviving Corporation has suffered Adverse Consequences by reason thereof in excess of Three Hundred Fifty Thousand Dollars ($350,000.00) and only to the extent that such Adverse Consequences exceed that amount.

            (d) Escrow.

            In order to provide the Parent and the Surviving Corporation with a nonexclusive source of funds for the indemnity obligations of the Stockholders for the Section 3.A. Representations and an exclusive source of funds for breaches of the Company's Section 3.B Representations and the covenants of the Company and the Stockholders, the Parties and the Stockholders shall have executed the Escrow Agreement prior to the Closing Date, which shall be funded with Five Million Eight Hundred Thousand Dollars ($5,800,000.00) of the Aggregate Consideration otherwise payable to the Stockholders, which will be held pursuant to the Escrow Agreement for a period of one (1) year. Amounts held under the Escrow Agreement shall be an exclusive source of indemnification with respect to the Section 3.B Representations and the covenants of the Company and the Stockholders (except for the covenants contained in the Minimum Net Working Capital Adjustment set forth in Section 2(j) of this Agreement, and except for any covenants that are contained in the Escrow Agreement or the Noncompetition and Assignment of Inventions Agreements), and a nonexclusive source of indemnification with respect to the Section 3.A Representations. Under no circumstance shall the Parent or the Surviving Corporation be required to satisfy amounts payable by the Stockholders pursuant to the Minimum Net Working Capital Adjustment set forth in Section 2(j) of this Agreement from amounts held pursuant to the Escrow Agreement.

            (e) Indemnification Provisions for Benefit of the Stockholders.

            In the event Parent or Buyer breaches (or in the event any third party alleges facts that, if true, would mean Parent or Buyer has breached) any of their representations, warranties, and covenants contained in this Agreement, then, provided that the Stockholder Representatives make a written claim for indemnification setting forth the basis for such claim against Parent or the Surviving Corporation pursuant to Section 8(g) below within six (6) years following the Effective Date, then Parent and the Surviving Corporation, jointly and severally, agree to defend, indemnify and hold harmless the Stockholders from and against the entirety of any Adverse Consequences (up to but not in excess of the Merger Consideration) the Stockholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Stockholders may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach).

            (f) Matters Involving Third Parties.

                  (i) If any third party shall notify any Party (the
            "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (ii) Any Indemnifying Party will have the right to defend the
            Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interest of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (iii) So long as the Indemnifying Party is conducting the
            defense of the Third Party Claim in accordance with Section 8(f)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

                  (iv) In the event any of the conditions in 8(f)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the

            Indemnified Party may suffer resulting, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

            (g) Determination of Adverse Consequences.

            Adverse Consequences shall be determined net of insurance proceeds actually received, and the Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. Available insurance coverage with respect to policies purchased prior to the Closing Date shall be made available by the Surviving Company as a source of funds to satisfy claims against the Escrow and the Stockholder under Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Merger Consideration.

            (h) Post-Closing.

            Following the Closing, the remedy of the Stockholders, on the one hand, and Parent and the Surviving Corporation on the other hand, with respect to any breach or threatened breach of a representation, warranty or covenant contained in this Agreement or with respect to any event, circumstance or condition occurring on or before the Closing shall be limited to the enforcement of the indemnification obligations set forth in Section 8; provided, however, that nothing provided in this Section 8(g) shall limit the right of any Party to seek any equitable remedy available to enforce his or its rights hereunder .

9.    TERMINATION.

            (a) Termination Events.

            This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (i) By either (i) Buyer and the Parent on the one hand, or
            (ii) the Company on the other hand, if a material breach of any provision of this Agreement has been willfully committed by the other Party and such material breach has not been waived or cured within fifteen (15) days of Notice to the other Party of such material breach, and the terminating Party is not in breach of any provision of this Agreement;

                  (ii) By either (i) Buyer and the Parent on the one hand, or
            (ii) the Company on the other hand, if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before August 31, 2002, or such later date as the Parties may agree upon;

                  (iii) By the Parent or the Buyer, pursuant to the provisions of Section 3.C of this Agreement; or

                  (iv) By mutual consent of the Parties.

            (b) Effect of Termination.

            If this Agreement is terminated pursuant to Section 9(a) above, all further obligations of the Parties under this Agreement will terminate, except the obligations in Section 10 (Miscellaneous); provided, however, that if this Agreement is terminated by a Party as a result of the other Party's fraud, or willful or intentional breach of its representations, warranties or obligations hereunder, the terminating Party shall have the right to pursue all remedies available to it at law or in equity.

10.   MISCELLANEOUS.

            (a) Press Releases and Public Announcements.

            Neither the Company, its Subsidiary, nor the Stockholders shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Parent. Parent, upon prior notice to the Company, may make any public disclosure it believes in good faith is required or permitted by applicable law or any listing or trading agreement concerning its publicly-traded securities.

            (b) No Third-Party Beneficiaries.

            This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (c) Entire Agreement.

            This Agreement (including the documents and instruments to be delivered at closing pursuant to Section 5(a) and Section 5(b) of this Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            (d) Succession and Assignment.

            This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other Party; provided, however, that either the Parent or the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder).

            (e) Counterparts.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (f) Headings.

            The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Notices.

            All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Buyer or the Surviving Corporation:

C. Thomas O'Grady                   Copy to:
RPR Acquisition Subsidiary, Inc.    Thomas R. McNeill
c/o Roper Industries, Inc.          Powell, Goldstein, Frazer & Murphy LLP
160 Ben Burton Road                 191 Peachtree Street, NE, 16th Floor
Bogart, Georgia  30622              Atlanta, GA 30303
Facsimile: (706) 353-6496           Facsimile: (404) 572-6999

If to the Stockholders:             Copy to:

Howard E. Houserman                 Bruce T. Bjerke
24619 S.E. Second Place             Riddell Williams P.S.
Sammamish, WA 98074                 1001 Fourth Avenue Plaza, Suite 4500
                                    Seattle, Washington 98154-1065
                                    Facsimile: (206) 389-1708

Daniel Dahl
21534 S.E. 37th Street
Sammamish, WA 98075

Robert Vollmer
26636 S.E. 31st Street
Sammamish, WA 98075

If to the Parent:

C. Thomas O'Grady                   Copy to:
Roper Industries, Inc.              Shanler D. Cronk, Esq.
160 Ben Burton Road                 Roper Industries, Inc.
Bogart, Georgia  30622              160 Ben Burton Road
Facsimile: (706) 353-6496           Bogart, Georgia  30622
                                    Facsimile: (706) 353-6496

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (h) Governing Law.

            This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

            (i) Amendments and Waivers.

            No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (j) Severability.

            Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (k) Expenses.

            Parent and Buyer will bear their own costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Stockholders shall bear the costs and expenses (including but not limited to financial, advisory, accounting, legal, and environmental fees and expenses) of the Company and its Subsidiary, incurred in connection with this Agreement and the transactions contemplated hereby which are approved by the Company's Board of Directors. The satisfaction and payment by the Company prior to Closing of such costs and expenses, and the payments from the Aggregate Consideration contemplated by Section 2(e)(ii) of this Agreement, shall constitute compliance by the Stockholders with this Section 10(k). If any Stockholder incurs any additional cost or expenses, that Stockholder shall be responsible for discharging the obligation.

            (l) Construction.

            Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Items set forth in the Company Disclosure Schedule shall be deemed an exception only to the representations and warranties for which they are identified and any other representations or warranties to which the Company Disclosure Schedule with respect to representations and warranties contain an appropriate cross-reference.

            (m) Incorporation of Exhibits and Schedules.

            The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (n) Specific Performance.

            Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

            (o) Submission to Jurisdiction.

            Each of the Parties submits to the jurisdiction of any state or federal court sitting in Seattle, Washington in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Parent and Buyer appoint The Prentice-Hall Corporation System, Inc. as their agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. The Stockholders appoint the Stockholder Representatives designated in the Escrow Agreement as his, her, or its agent to receive on his, her, or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding (the Prentice-Hall Corporation System, Inc. and the Stockholder Representatives are referred to together in this Section 10(o) as the "Process Agent"). Any Party (or the Stockholder Representatives in the case of the Stockholders) may make service on any other Party by sending or delivering a copy of the process
(i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 10(g) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

            (p) Arbitration.

            Except as otherwise set forth in this Agreement, all disputes arising out of or under this Agreement shall be settled by arbitration in a location in Seattle, Washington mutually acceptable to the Parties before a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Arbitration may be commenced at any time by any of the Parties by giving written notice to each other than such dispute has been referred to arbitration under this Section 10(p). The arbitrator shall be selected by the joint agreement of the Parties, but if they do not so agree within twenty (20) days after the date of receipt of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. Any award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reason for the award. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The arbitrator shall assess, as part of his award to the prevailing Party, all or such part as the arbitrator deems proper of the arbitration expenses of the prevailing Party (including reasonable attorneys' fees) and of the arbitrator against the Party that is unsuccessful in such claim, defense or objection.

         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                        BUYER:

                                        RPR Acquisition Subsidiary, Inc.

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________


                                        PARENT:

                                        Roper Industries, Inc.

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________


                                        COMPANY:

                                        Zetec, Inc.

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

STOCKHOLDER JOINDER:

      Pursuant to the provisions of the Escrow Agreement, each of the Stockholders and their respective spouses have agreed to be bound to this Agreement as if they were Parties hereto.